EXHIBIT 99.1

Cardtronics Announces Third Quarter 2010 Results

HOUSTON, Nov. 2, 2010 (GLOBE NEWSWIRE) -- Cardtronics, Inc. (Nasdaq:CATM) (the "Company"), the world's largest non-bank owner of ATMs, today announced its financial and operational results for the quarter ended September 30, 2010.

Key financial and operational statistics related to the quarter include:

  Consolidated revenues of $136.6 million, up over 6% from the third quarter of 2009
  Revenue growth of approximately 10% for the Company's core business operations, which include the Company's domestic Company-owned ATM placement, surcharge-free and managed services businesses as well as its international operations
  Adjusted EBITDA of $34.9 million, up approximately 8% from the third quarter of 2009
  Adjusted Net Income per diluted share of $0.28, up from $0.25 in the third quarter of 2009
  GAAP Net Income of $17.4 million compared to $6.4 million in the third quarter of 2009. GAAP Net Income for the current quarter reflects the recognition of $14.5 million of pre-tax non-recurring losses related to the early extinguishment of debt and the refinancing of the Company's credit facility as well as the reversal of previously-recognized valuation allowances on the Company's domestic deferred tax assets, resulting in an income tax benefit during the current quarter of $20.7 million.
  Growth of the Company's managed services business, to which 882 ATMs were added under this type of arrangement since the end of the second quarter
  Gross margins of 33.1%, up from 31.8% in the third quarter of 2009
  Continued improvements in several key operating metrics when compared to the third quarter of 2009. Amounts presented exclude the impact of the Company's managed services offerings:
  Total transactions increased by over 8%;
  Total transactions per ATM increased by 7%; and
  ATM operating gross profit per ATM increased by 7%

Please refer to the "Disclosure of Non-GAAP Financial Information" contained later in this release for definitions of Adjusted EBITDA, Adjusted Net Income, and Free Cash Flow. For additional financial information, including reconciliations to comparable GAAP measures, please refer to the supplemental schedules of selected financial information at the end of this release.

"The record third quarter revenue and Adjusted net income per share results were driven by the successful execution of several of our key strategic initiatives, including continued organic growth of machine count and transactions within our core business, expansion of our managed services business, and our continued ability to manage our operating costs and leverage our fixed costs," commented Steven Rathgaber, the Company's Chief Executive Officer. "With our network of premier ATM locations and recent organization changes designed to better capitalize on traditional growth engines as well as new complementary services, we believe the Company is well-positioned to continue to generate solid revenue and earnings growth."

RECENT HIGHLIGHTS

  Execution of a new bank branding agreement with Scotiabank, one of the world's leading financial institutions, to provide surcharge-free ATM access to Scotiabank's cardholders at over 200 ATMs in high-profile retail locations throughout Puerto Rico. The long-term deal is the first between the Company and Scotiabank and the first bank branding arrangement for the Company covering ATMs located in Puerto Rico.
  Execution of an exclusive alliance with MasterCard Worldwide under which the Company will provide prepaid MasterCard issuers and program managers the opportunity to expand their ATM footprints through the Company's Allpoint Network.
  Expansion of the Company's Allpoint Network into Australia through a partnership with Customers Limited, the largest owner/operator of ATMs in Australia. This expansion increases Allpoint's coverage by more than 5,000 locations, to over 40,000 ATMs, and provides surcharge-free access to both United States and Australian participating financial institution cardholders.
  Expansion of the Company's bank branding relationship with Huntington Bank, which renewed its existing branding agreement for 122 locations and will be placing its brand on 50 additional locations in Ohio, Kentucky, and Indiana.
  Completion of a series of financing transactions designed to extend the maturity of the Company's debt facilities and reduce its long-term borrowing costs, including (1) the execution of a new $175.0 million bank credit facility; (2) the redemption of the Company's $200.0 million 9.25% senior subordinated notes – Series A and its $100.0 million 9.25% senior subordinated notes – Series B, both of which were due in 2013; and (3) the issuance of $200.0 million 8.25% senior subordinated notes due 2018. -Please refer to the "Liquidity" section below for additional details on these transactions.
  Successful completion of a secondary offering in August 2010 of over 7.6 million shares of existing common stock by selling shareholders at a price to the public of $14 per share. The offering consisted entirely of already outstanding common shares held by the Company's long-time private equity investors, The CapStreet Group and TA Associates, who, after this offering, own approximately 10% of the Company's outstanding shares on a combined basis.
  Adoption of certain strategic organizational changes, which the Company believes will better align the management structure with its key business and strategic initiatives and provide the additional focus and resources needed for the Company to meet and exceed expected revenue and profit growth targets.

THIRD QUARTER RESULTS

For the third quarter of 2010, consolidated revenues totaled $136.6 million, representing a 6.2% increase from the $128.6 million in revenues generated during the third quarter of 2009. The 6.2% year-over-year increase reflects 10% revenue growth in the Company's core business operations, which was driven by a combination of increases in transactions per machine, year-over-year surcharge rate increases implemented in the United States, and unit growth in the Company's United Kingdom and Mexico operating segments. Additionally, the Company continued to see increased bank branding and surcharge-free network revenues in the United States due to the continued growth of its surcharge-free offerings.  Partially offsetting these increases was a decline in revenues from the Company's lower-margin merchant-owned account base.

Adjusted EBITDA for the third quarter of 2010 totaled $34.9 million, compared to $32.4 million during the third quarter of 2009, and Adjusted Net Income totaled $11.4 million ($0.28 per diluted share) compared to $9.9 million ($0.25 per diluted share) during the third quarter of 2009. These increases were primarily attributable to the increase in revenues (discussed above), the continued shift of revenues from lower-margin revenues earned under merchant-owned accounts to higher-margin Company-owned and surcharge-free network and bank branding revenues, as well as the Company's ability to leverage its fixed-cost infrastructure to generate strong margins from those higher revenues. Specific costs excluded from Adjusted EBITDA and Adjusted Net Income are detailed in a reconciliation included at the end of this press release.

GAAP Net Income for the third quarter of 2010 totaled $17.4 million, compared to $6.4 million during the same quarter in 2009. The year-over-year increase was attributable to the factors identified above in the discussion of Adjusted EBITDA and Adjusted Net Income and the release of valuation allowances related to the Company's domestic deferred tax assets, which resulted in a net income tax benefit for the quarter of $20.7 million. Partially offsetting the non-recurring tax benefit was approximately $14.5 million in pre-tax non-recurring charges associated with the Company's early retirement of its senior subordinated notes and the refinancing of its $175.0 million credit facility, as explained further in the "Liquidity" section below.

NINE MONTH RESULTS

Revenues totaled $397.3 million for the nine months ended September 30, 2010, representing a 7.8% increase over the $368.6 million in revenues recorded during the same period in 2009. As was the case with the Company's quarterly results, the year-over-year increase in revenues was primarily attributable to revenue growth in its core business operations, slightly offset by a decline in the Company's merchant-owned account base.

Adjusted EBITDA totaled $98.0 million for the nine months ended September 30, 2010, representing an 18.4% increase over the $82.8 million in Adjusted EBITDA for the same period in 2009, and Adjusted Net Income totaled $30.2 million ($0.74 per diluted share) for the first nine months of 2010, which represented a 48.8% increase from the $20.3 million ($0.51 per diluted share) generated during the same period in 2009. Increases in both Adjusted EBITDA and Adjusted Net Income were primarily due to the same factors noted above for the Company's quarterly results, in addition to reduced operating costs per unit compared to the same period in the prior year.

GAAP Net Income for the nine months ended September 30, 2010 totaled $29.6 million, compared to $3.8 million during the same period last year. As was the case with the quarterly results, the results for the nine-month period ended September 30, 2010 include certain non-recurring items associated with the Company's financing activities and reversal of deferred tax valuation allowances. Excluding these one-time effects, the improvement in the Company's GAAP results was primarily driven by the same factors outlined above with respect to Adjusted EBITDA and Adjusted Net Income.

GUIDANCE

Update of Full-Year 2010 Guidance

The Company is updating the guidance it previously issued regarding its anticipated full-year 2010 results, and now expects the following:

  Revenues of $528.0 million to $529.5 million, at the higher end of the range of the previous guidance;
  Overall gross margins of approximately 32.1% to 32.2%, up from 31.5% to 32.0% in the previous guidance;
  Adjusted EBITDA of $127.0 million to $129.0 million, up from $123.0 million to $127.0 million in the previous guidance;
  Depreciation and accretion expense of $41.5 million to $42.0 million, up from the previous guidance of $40.5 million to 41.0 million;
  Cash interest expense of $26.0 million to $26.3 million, down from $26.5 million to $27.0 million in the previous guidance;
  Adjusted Net Income of $0.95 to $0.98 per diluted share, based on approximately 41.5 million weighted average diluted shares outstanding, up from $0.87 to $0.93 per diluted share in the previous guidance; and
  Capital expenditures of approximately $48.0 million, net of noncontrolling interests, up from the previous guidance of approximately $45.0 million.

The above guidance excludes the impact of certain one-time items, such as the refinancing charges incurred by the company during the third quarter, as well as approximately $6.1 million of anticipated stock-based compensation expense and approximately $15.2 million of intangible asset amortization expense.

Preliminary 2011 Guidance

The Company is also providing the following preliminary high-level guidance for financial performance in 2011:

  Revenues of $559.0 million to $569.0 million;
  Adjusted EBITDA of $136.0 million to $141.0 million; and
  Adjusted Net Income of $1.14 to $1.20 per diluted share.

The above preliminary 2011 guidance is based on average foreign currency exchange rates of $1.50 U.S. to £1.00 U.K. and $13.00 Mexican pesos to $1.00 U.S. Additional details will be provided during the Company's 2010 year-end earnings conference call, which is expected to occur in February 2011.

LIQUIDITY

The Company continues to maintain a very strong liquidity position, with $97.7 million in available borrowing capacity under the Company's $175.0 million revolving credit facility as of September 30, 2010. The Company's outstanding indebtedness as of September 30, 2010 consisted of $200.0 million in senior subordinated notes due 2018, $73.0 million in borrowings under its revolving credit facility, and $9.2 million in equipment financing notes associated with its majority-owned Mexico subsidiary.

During the third quarter of 2010, the Company undertook a series of actions to modify its debt structure. Specifically, the Company: (1) refinanced its existing $175.0 million revolving credit facility and extended its term from 2012 to 2015, (2) redeemed its $100.0 million 9.25% Senior Subordinated Notes – Series B due 2013, (3) redeemed its $200.0 million 9.25% Senior Subordinated Notes – Series A due 2013, and (4) issued $200.0 million 8.25% Senior Subordinated Notes due 2018.  As a result of these transactions, the Company extended the maturity on the majority of its debt from three years to eight years, reduced its overall level of debt outstanding, and converted its long-term capital structure to one with lower risk and more financial flexibility. Additionally, the Company now expects to save approximately $8.6 million in annual pre-tax interest costs on a go-forward basis.

DISCLOSURE OF NON-GAAP FINANCIAL INFORMATION

EBITDA, Adjusted EBITDA, Adjusted Net Income, and Free Cash Flow are non-GAAP financial measures provided as a complement to results prepared in accordance with accounting principles generally accepted within the United States of America ("GAAP") and may not be comparable to similarly-titled measures reported by other companies. Management believes that the presentation of these measures and the identification of unusual, non-recurring, or non-cash items enhance an investor's understanding of the underlying trends in the Company's business and provide for better comparability between periods in different years.

Adjusted EBITDA excludes depreciation, accretion, and amortization expense as these amounts can vary substantially from company to company within the Company's industry depending upon accounting methods and book values of assets, capital structures, and the method by which the assets were acquired.  During the three and nine month periods ended September 30, 2010, as a result of certain financing activities, the Company recorded a $7.2 million charge associated with the early extinguishment of debt and a $7.3 million charge to write off certain unamortized deferred financing costs and bond discounts related to the instruments retired. These charges have been excluded from EBITDA, Adjusted EBITDA, and Adjusted Net Income as the Company views these charges as one-time, non-recurring events specifically related to the Company's decision to improve its capital structure and financial flexibility and not related to the Company's ongoing operations. Furthermore, management feels the inclusion of such a charge in EBITDA would not contribute to management's understanding of the operating results and effectiveness of its business.  Since Adjusted EBITDA and Adjusted Net Income exclude certain non-recurring or non-cash items, these measures may not be comparable to similarly-titled measures employed by other companies. Free Cash Flow is cash provided by operating activities less payments for capital expenditures, including those financed through direct debt. The non-GAAP financial measures presented herein should not be considered in isolation or as a substitute for operating income, net income, cash flows from operating, investing, or financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

A reconciliation of Net Income Attributable to Controlling Interests to EBITDA, Adjusted EBITDA, and Adjusted Net Income and a calculation of Free Cash Flow are presented in tabular form at the end of this press release.

CONFERENCE CALL INFORMATION

The Company will host a conference call today, Tuesday, November 2, 2010, at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss its financial results for the quarter ended September 30, 2010. To access the call, please call the conference call operator at:

Dial in:	(877) 303-9205
Alternate dial-in:	(760) 536-5226

Please call in fifteen minutes prior to the scheduled start time and request to be connected to the "Cardtronics Third Quarter Earnings Conference Call." Additionally, a live audio webcast of the conference call will be available online through the investor relations section of the Company's website at http://www.cardtronics.com.

A digital replay of the conference call will be available through Tuesday, November 16, 2010, and can be accessed by calling (800) 642-1687 or (706) 645-9291 and entering 18722693 for the conference ID. A replay of the conference call will also be available online through the Company's website subsequent to the call through December 2, 2010.

ABOUT CARDTRONICS

Cardtronics (Nasdaq:CATM) is the world's largest non-bank owner of ATMs. We operate over 33,500 ATMs in the United States, the United Kingdom, Mexico, and the Caribbean, primarily in well-known retailers such as  7-Eleven®, Chevron®, Costco®, CVS®/pharmacy, ExxonMobil®, Hess®, Rite Aid®, Safeway®, Target®, and Walgreens®. We also assist in the operation of over 2,900 ATMs under managed services contracts with customers such as Kroger®, Travelex®, and Circle K®. Cardtronics also provides services to large and small banks, credit unions, and prepaid card issuers by allowing them to place their brands on over 11,700 Cardtronics' ATMs, and by providing surcharge-free access through Cardtronics' Allpoint network. For more information, visit http://www.cardtronics.com.

The Cardtronics logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=991

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give the Company's current expectations or forecasts of future events, future financial performance, strategies, expectations, competitive environment, regulation, and availability of resources. The forward-looking statements contained in this release include, among other things, statements concerning projections, predictions, expectations, estimates or forecasts as to the Company's business, financial and operational results and future economic performance, and statements of management's goals and objectives and other similar expressions concerning matters that are not historical facts. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the following:

  the Company's financial outlook and the financial outlook of the ATM industry;
  the Company's ability to respond to recent and future regulatory changes that may impact the ATM and financial services industries;
  the Company's ability to respond to potential reductions in the amount of interchange fees that it receives from global and regional debit networks for transactions conducted on its ATMs;
  the Company's ability to provide new ATM solutions to financial institutions;
  the Company's ATM vault cash rental needs, including potential liquidity issues with its vault cash providers;
  the implementation of the Company's corporate strategy, including successful implementation of certain strategic organizational changes that were recently initiated;
  the Company's ability to compete successfully with new and existing competitors;
  the Company's ability to renew and strengthen its existing customer relationships and add new customers;
  the Company's ability to meet the service levels required by its service level agreements with its customers;
  the Company's ability to pursue and successfully integrate acquisitions;
  the Company's ability to successfully manage its existing international operations and to continue to expand internationally;
  the Company's ability to prevent security breaches;
  the Company's ability to manage the risks associated with its third-party service providers failing to perform their contractual obligations;
  the Company's ability to manage concentration risks with key vendors and service providers;
  changes in interest rates and foreign currency rates; and
  the additional risks the Company is exposed to in its armored transport business.

Other factors that could cause the Company's actual performance or results to differ from its projected results are described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. You should not read forward-looking statements as a guarantee of future performance or results. They will not necessarily be accurate indications of the times at or by which such performance or results will be achieved. Forward-looking statements speak only as of the date the statements are made and are based on information available at the time those statements are made and/or management's good faith belief as of that time with respect to future events. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information.

Consolidated Statements of Operations For the Three and Nine Months Ended September 30, 2010 and 2009 (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(In thousands, except share and per share information)
Revenues:
ATM operating revenues	$ 134,090	$ 126,194	$ 390,337	$ 361,136
ATM product sales and other revenues	2,515	2,409	6,992	7,460
Total revenues	136,605	128,603	397,329	368,596
Cost of revenues:
Cost of ATM operating revenues (exclusive of depreciation, accretion, and amortization shown separately below)	89,026	85,083	262,319	251,287
Cost of ATM product sales and other revenues	2,425	2,678	6,932	7,645
Total cost of revenues	91,451	87,761	269,251	258,932
Gross profit	45,154	40,842	128,078	109,664
Operating expenses:
Selling, general, and administrative expenses (1)	11,519	9,210	32,934	30,649
Depreciation and accretion expense	10,865	9,986	31,351	29,560
Amortization expense	3,823	4,405	11,567	13,436
Loss on disposal of assets	368	1,047	1,840	4,831
Total operating expenses	26,575	24,648	77,692	78,476
Income from operations	18,579	16,194	50,386	31,188
Other expense:
Interest expense, net	7,064	7,473	21,696	22,828
Amortization of deferred financing costs and bond discounts	546	606	1,818	1,777
Write-off of deferred financing costs and bond discounts	7,296	—	7,296	—
Redemption costs for early extinguishment of debt	7,193	—	7,193	—
Other (income) expense	(207)	339	(173)	(788)
Total other expense	21,892	8,418	37,830	23,817
(Loss) income before income taxes	(3,313)	7,776	12,556	7,371
Income tax (benefit) expense (2)	(20,652)	1,251	(17,261)	3,284
Net income	17,339	6,525	29,817	4,087
Net (loss) income attributable to noncontrolling interests	(108)	127	202	269
Net income attributable to controlling interests and available to common shareholders	$ 17,447	$ 6,398	$ 29,615	$ 3,818

Net income per common share – basic	$ 0.42	$ 0.16	$ 0.71	$ 0.09
Net income per common share – diluted	$ 0.41	$ 0.15	$ 0.70	$ 0.09

Weighted average shares outstanding – basic	40,529,280	39,356,013	40,119,310	39,123,738
Weighted average shares outstanding – diluted	41,207,238	40,117,598	40,790,504	39,768,708

(1) Selling, general, and administrative expenses for the three and nine month periods ended September 30, 2010 include $0.3 million and $1.0 million, respectively, of costs associated with the preparation and filing of a shelf registration statement and the completion of two secondary equity offerings, approximately $0.4 million and $1.2 million, respectively, in incremental stock-based compensation expense (when compared to the same period in the prior year), and $0.7 million in accrued severance costs associated with the Company's recent management reorganization. The nine month period ended September 30, 2009 includes $1.2 million in severance costs associated with the departure of the Company's former Chief Executive Officer in March 2009.
(2) Income tax (benefit) expense for the three and nine month periods ended September 30, 2010 includes $27.2 million in benefits related to the reversal of previously-established valuation allowances on the Company's domestic deferred tax assets.

Condensed Consolidated Balance Sheets As of September 30, 2010 and December 31, 2009

	September 30, 2010	December 31, 2009
	(Unaudited)
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$ 2,623	$ 10,449
Accounts and notes receivable, net	23,254	27,700
Inventory	2,170	2,617
Restricted cash, short-term	3,091	3,452
Current portion of deferred tax asset, net	1,640	—
Prepaid expenses, deferred costs, and other current assets	9,569	8,850
Total current assets	42,347	53,068
Property and equipment, net	157,077	147,348
Intangible assets, net	78,856	89,036
Goodwill	164,858	165,166
Deferred tax asset, net	6,222	—
Prepaid expenses, deferred costs, and other assets	4,460	5,786
Total assets	$ 453,820	$ 460,404

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Current portion of long-term debt and notes payable	$ 2,829	$ 2,122
Capital lease obligations	—	235
Current portion of other long-term liabilities	25,374	26,047
Accounts payable and other accrued and current liabilities	65,571	73,608
Total current liabilities	93,774	102,012
Long-term liabilities:
Long-term debt, net of related discounts	279,362	304,930
Deferred tax liability, net	30	12,250
Asset retirement obligations	25,682	24,003
Other long-term liabilities	33,080	18,499
Total liabilities	431,928	461,694
Stockholders' equity (deficit)	21,892	(1,290)
Total liabilities and stockholders' equity (deficit)	$ 453,820	$ 460,404

SELECTED INCOME STATEMENT DETAIL:

Total revenues by segment:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(In thousands)
United States	$ 108,785	$ 104,019	$ 316,345	$ 303,056
United Kingdom	21,737	19,987	60,701	52,795
Mexico	6,083	4,597	20,283	12,745
Total revenues	$ 136,605	$ 128,603	$ 397,329	$ 368,596

Breakout of ATM operating revenues:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(In thousands)
Surcharge revenues	$ 67,900	$ 65,890	$ 201,856	$ 192,340
Interchange revenues	41,073	39,329	118,390	110,853
Bank branding and surcharge-free network revenues.	20,842	17,839	59,975	49,965
Other revenues	4,275	3,136	10,116	7,978
Total ATM operating revenues	$ 134,090	$ 126,194	$ 390,337	$ 361,136

Total cost of revenues by segment (exclusive of depreciation, accretion, and amortization):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(In thousands)
United States	$ 70,239	$ 71,314	$ 207,980	$ 212,458
United Kingdom	16,506	13,171	45,758	36,963
Mexico	4,706	3,276	15,513	9,511
Total cost of revenues	$ 91,451	$ 87,761	$ 269,251	$ 258,932

Breakout of cost of ATM operating revenues (exclusive of depreciation, accretion, and amortization):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(In thousands)
Merchant commissions	$ 42,160	$ 40,563	$ 125,280	$ 118,062
Vault cash rental expense	9,902	8,733	28,783	25,186
Other costs of cash	11,513	10,471	34,522	32,981
Repairs and maintenance	8,929	9,736	26,822	29,543
Communications	3,972	3,795	11,574	11,200
Transaction processing	956	1,617	4,075	4,919
Stock-based compensation	226	207	594	590
Other expenses	11,368	9,961	30,669	28,806
Total cost of ATM operating revenues	$ 89,026	$ 85,083	$ 262,319	$ 251,287

Breakout of selling, general, and administrative expenses:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(In thousands)
Employee costs	$ 6,647	$ 5,382	$ 18,651	$ 17,439
Stock-based compensation	1,481	1,050	4,009	2,786
Professional fees	1,220	967	4,086	3,575
Other	2,171	1,811	6,188	6,849
Total selling, general, and administrative expenses	$ 11,519	$ 9,210	$ 32,934	$ 30,649

Depreciation and accretion expense by segment:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(In thousands)
United States	$ 6,843	$ 6,675	$ 20,173	$ 20,238
United Kingdom	3,179	2,865	9,065	8,028
Mexico	843	446	2,113	1,294
Total depreciation and accretion expense	$ 10,865	$ 9,986	$ 31,351	$ 29,560

SELECTED BALANCE SHEET DETAIL:

Long-term debt and capital lease obligations:

	September 30, 2010	December 31, 2009
	(In thousands)
8.25% senior subordinated notes	$ 200,000	$ —
9.25% senior subordinated notes, net of discounts	—	297,242
Revolving credit facility	73,000	—
Equipment financing notes	9,191	9,810
Capital lease obligations	—	235
Total long-term debt and capital lease obligations	$ 282,191	$ 307,287

Share count rollforward:

Total shares outstanding as of December 31, 2009	40,900,532
Shares repurchased	(137,550)
Shares issued – restricted stock grants and stock options exercised	1,405,212
Shares forfeited – restricted stock	(48,750)
Total shares outstanding as of September 30, 2010	42,119,444

SELECTED CASH FLOW DETAIL:

Selected cash flow statement amounts:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(In thousands)
Cash provided by operating activities	$ 20,392	$ 15,179	$ 72,993	$ 47,884
Cash used in investing activities	(18,947)	(8,275)	(39,959)	(19,074)
Cash used in financing activities	(38,782)	(7,234)	(41,148)	(26,566)
Effect of exchange rate changes on cash	(129)	(21)	288	473
Net (decrease) increase in cash and cash equivalents	$ (37,466)	$ (351)	$ (7,826)	$ 2,717
Cash and cash equivalents at beginning of period	40,089	6,492	10,449	3,424
Cash and cash equivalents at end of period	$ 2,623	$ 6,141	$ 2,623	$ 6,141

Key Operating Metrics For the Three and Nine Months Ended September 30, 2010 and 2009 (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Average number of transacting ATMs:
United States: Company-owned	18,125	18,156	18,178	18,201
United States: Merchant-owned	9,587	10,054	9,690	10,110
United Kingdom	2,878	2,630	2,796	2,581
Mexico	2,916	2,155	2,843	2,125
Average number of transacting ATMs: ATM deployer services	33,506	32,995	33,507	33,017
United States: Managed services (1)	2,340	1,621	2,057	1,390
Total average number of transacting ATMs	35,846	34,616	35,564	34,407

Total transactions (in thousands):
ATM deployer services	108,119	99,794	309,333	285,647
Managed services	3,771	2,428	9,541	6,718
Total transactions	111,890	102,222	318,874	292,365

Total cash withdrawal transactions (in thousands):
ATM deployer services	65,363	63,558	191,268	183,169
Managed services	2,814	2,005	7,419	5,592
Total cash withdrawal transactions	68,177	65,563	198,687	188,761

Per ATM per month amounts (excludes managed services):
Cash withdrawal transactions	650	642	634	616

ATM operating revenues	$ 1,326	$ 1,275	$ 1,291	$ 1,215
Cost of ATM operating revenues (2)	880	860	867	846
ATM operating gross profit (2) (3)	$ 446	$ 415	$ 424	$ 369

ATM operating gross margin (2) (3)	33.6%	32.5%	32.8%	30.4%

Capital expenditures (in thousands) (4)	$ 18,947	$ 8,718	$ 40,501	$ 19,517
Capital expenditures, net of noncontrolling interests (in thousands) (4)	$ 18,537	$ 7,806	$ 38,872	$ 18,304

(1) Includes 1,736 and 1,714 ATMs for the three and nine months ended September 30, 2010, respectively, and all ATMs for the three and nine months ended September 30, 2009, for which the Company only provided EFT transaction processing services.
(2) Amounts presented exclude the effect of depreciation, accretion, and amortization expense, which is presented separately in the Company's consolidated statements of operations.
(3) ATM operating gross profit and ATM operating gross margin are measures of profitability that use only the revenues and expenses that relate to operating ATMs in the Company's portfolio. Revenues and expenses from managed services and ATM equipment sales and other ATM-related services are not included.
(4) Capital expenditures include amounts financed by direct debt for the nine month period ended September 30, 2010 and for the three and nine month periods ended September 30, 2009.

Reconciliation of Net Income Attributable to Controlling Interest to EBITDA, Adjusted EBITDA, and Adjusted Net Income For the Three and Nine Months Ended September 30, 2010 and 2009 (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(In thousands, except share and per share amounts)
Net income attributable to controlling interests	$ 17,447	$ 6,398	$ 29,615	$ 3,818
Adjustments:
Interest expense, net	7,064	7,473	21,696	22,828
Amortization of deferred financing costs and bond discounts	546	606	1,818	1,777
Write-off of deferred financing costs and bond discounts	7,296	—	7,296	—
Redemption costs for early extinguishment of debt	7,193	—	7,193	—
Income tax (benefit) expense	(20,652)	1,251	(17,261)	3,284
Depreciation and accretion expense	10,865	9,986	31,351	29,560
Amortization expense	3,823	4,405	11,567	13,436
EBITDA	$ 33,582	$ 30,119	$ 93,275	$ 74,703

Add back:
Loss on disposal of assets (1)	368	1,047	1,840	4,831
Other (income) expense (2)	(247)	339	(244)	(788)
Noncontrolling interests (3)	(530)	(381)	(1,402)	(947)
Stock-based compensation expense (4)	1,699	1,257	4,575	3,376
Other adjustments to cost of ATM operating revenues	—	—	—	154
Other adjustments to selling, general, and administrative expenses (5)	—	—	—	1,463
Adjusted EBITDA	$ 34,872	$ 32,381	$ 98,044	$ 82,792
Less:
Interest expense, net (4)	6,949	7,389	21,338	22,592
Depreciation and accretion expense (4)	10,452	9,767	30,315	28,926
Income tax expense (at 35%)	6,115	5,329	16,237	10,946
Adjusted Net Income	$ 11,356	$ 9,896	$ 30,154	$ 20,328

Adjusted Net Income per share	$ 0.28	$ 0.25	$ 0.75	$ 0.52
Adjusted Net Income per diluted share	$ 0.28	$ 0.25	$ 0.74	$ 0.51

Weighted average shares outstanding – basic	40,529,280	39,356,013	40,119,310	39,123,738
Weighted average shares outstanding – diluted	41,207,238	40,117,598	40,790,504	39,768,708

(1) Primarily comprised of losses on the disposal of fixed assets that were incurred with the deinstallation of ATMs during the periods. The higher amounts during 2009 were primarily the result of certain optimization efforts taken during that year.
(2) Amounts exclude unrealized (gains) losses related to derivatives not designated as hedging instruments.
(3) Noncontrolling interests adjustment made such that Adjusted EBITDA includes only the Company's 51% ownership interest in the Adjusted EBITDA of its Mexico subsidiary.
(4) Amounts exclude 49% of the expenses incurred by the Company's Mexico subsidiary as such amounts are allocable to the noncontrolling interest shareholders.
(5) For the nine month period ended September 30, 2009, other adjustments to selling, general, and administrative expenses primarily consisted of severance costs associated with the departure of the Company's former Chief Executive Officer in March 2009.

Reconciliation of Free Cash Flow For the Three and Nine Months Ended September 30, 2010 and 2009 (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(In thousands)
Cash provided by operating activities	$ 20,392	$ 15,179	$ 72,993	$ 47,884
Payments for capital expenditures:
Cash used in investing activities	(18,947)	(8,275)	(39,959)	(19,074)
Fixed assets financed by direct debt	—	(443)	(542)	(443)
Total payments for capital expenditures	(18,947)	(8,718)	(40,501)	(19,517)
Free cash flow	$ 1,445	$ 6,461	$ 32,492	$ 28,367

Reconciliation of Estimated Net Income to EBITDA, Adjusted EBITDA, and Adjusted Net Income For the Year Ending December 31, 2010 (Unaudited)

	Estimated Range Full Year 2010
	(In millions)
Net income	$ 38.3	-	$ 40.5
Adjustments:
Interest expense, net	26.3	-	26.0
Amortization of deferred financing costs and bond discounts	2.0	-	2.0
Write-off of deferred financing costs and bond discounts	7.3	-	7.3
Redemption costs for early extinguishment of debt	7.2	-	7.2
Income tax expense	(16.6)	-	(17.0)
Depreciation and accretion expense	41.5	-	42.0
Amortization expense	15.2	-	15.2
EBITDA	$ 121.2	-	$ 123.2

Add back:
Noncontrolling interests	(2.1)	-	(2.1)
Loss on disposal of assets	1.8	-	1.8
Stock-based compensation expense	6.1	-	6.1
Adjusted EBITDA	$ 127.0	-	$ 129.0
Less:
Interest expense, net (1)	25.9	-	25.5
Depreciation and accretion expense (1)	40.2	-	40.7
Income tax expense (at 35%)	21.3	-	22.0
Adjusted Net Income	$ 39.6	-	$ 40.8

Adjusted Net Income per diluted share	$ 0.95	-	$ 0.98

Weighted average shares outstanding – diluted	41.5	-	41.5

(1) Amounts exclude 49% of the expenses to be incurred by the Company's Mexico subsidiary as such amounts are allocable to the noncontrolling interest shareholders.

Reconciliation of Estimated Net Income to EBITDA, Adjusted EBITDA, and Adjusted Net Income For the Year Ending December 31, 2011 (Unaudited)

	Estimated Range Full Year 2011
	(In millions)

Net income	$ 35.4	-	$ 39.1
Adjustments:
Interest expense, net	19.0	-	19.0
Amortization of deferred financing costs	1.0	-	1.0
Income tax expense	12.0	-	13.3
Depreciation and accretion expense	45.6	-	45.6
Amortization expense	15.0	-	15.0
EBITDA	$ 128.0	-	$ 133.0

Add back:
Noncontrolling interests	(2.1)	-	(2.1)
Loss on disposal of assets	2.0	-	2.0
Stock-based compensation expense	8.1	-	8.1
Adjusted EBITDA	$ 136.0	-	$ 141.0
Less:
Interest expense, net (1)	18.5	-	18.5
Depreciation and accretion expense (1)	44.1	-	44.1
Income tax expense (at 35%)	25.7	-	27.4
Adjusted Net Income	$ 47.7	-	$ 51.0

Adjusted Net Income per diluted share	$ 1.14	-	$ 1.20

Weighted average shares outstanding – diluted	41.9	-	42.6

(1) Amounts exclude 49% of the expenses to be incurred by the Company's Mexico subsidiary as such amounts are allocable to the noncontrolling interest shareholders.
CONTACT:  Cardtronics, Inc.
          Investors:
          Chris Brewster, Chief Financial Officer
            832-308-4128
            cbrewster@cardtronics.com
          Media:
          Joel Antonini, Vice President - Marketing
            832-308-4131
            joel.antonini@cardtronics.com